Exhibit 99.3

Unaudited pro forma condensed consolidated financial statements

The following unaudited pro forma condensed consolidated financial statements give effect to the purchase by Meredith Corporation and Subsidiaries ("Meredith" or the "Company") of Parents (including its related special interest publications, Baby and Expecting), Family Circle, Fitness, Child, and Ser Padres magazines (collectively referred to as the "G+J Consumer Titles") from Gruner + Jahr Printing and Publishing Co. on July 1, 2005. The acquisition was accounted for as a purchase business combination. Accordingly, the costs to acquire the G+J Consumer Titles, including certain transaction costs, were allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The allocation of the purchase price is preliminary and subject to adjustment pending completion of the independent third-party valuation and finalization of management's restructuring plan pertaining to the acquired business.

Management believes that the magazines comprising the G+J Consumer Titles have significant profit improvement potential. In addition, management expects that the acquisition of the G+J Consumer Titles will result in increased efficiencies for the combined company. Although expected by management, the following unaudited pro forma condensed consolidated financial statements do not reflect any profit improvement or increased efficiencies.

The G+J Consumer Titles were part of Gruner + Jahr USA Publishing, a division of Gruner + Jahr Printing & Publishing Co., a Delaware partnership. In the normal course of operation, separate financial statements in accordance with generally accepted accounting principles were not prepared for the G+J Consumer Titles. The following unaudited pro forma condensed consolidated financial statements were prepared from carve-out financial statements prepared by Gruner +Jahr USA Publishing to meet the disclosure requirements of the transaction.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2005, combines the Company's audited consolidated balance sheet as of June 30, 2005, and the unaudited carve-out balance sheet of the G+J Consumer Titles as of March 31, 2005. Pro forma adjustments related to the unaudited pro forma condensed consolidated balance sheet assume the acquisition was consummated on June 30, 2005.

The unaudited pro forma condensed consolidated statement of earnings for the year ended June 30, 2005, combines the Company's audited consolidated statement of earnings for the year ended June 30, 2005, and the unaudited carve-out statement of earnings of the G+J Consumer Titles for the year ended March 31, 2005. Pro forma adjustments related to the unaudited pro forma condensed consolidated statement of earnings assume the acquisition was consummated on July 1, 2004.

The unaudited pro forma condensed consolidated statement of earnings is not necessarily indicative of operating results that would have been achieved had the combination been consummated as of the beginning of the period presented and should not be construed as representative of future operations. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company included in Meredith's Annual Report on Form 10-K filed September 12, 2005, and the historical carve-out financial statements of the G+J Consumer Titles included herein.

Meredith Corporation and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2005
Assets	Meredith Historical June 30, 2005	G+J Consumer Titles Historical March 31, 2005	Pro Forma Adjustments		Meredith Pro Forma
(In thousands)
Current assets
Cash and cash equivalents	$29,788	$-	$-		$29,788
Accounts receivable, net	176,669	46,525	-		223,194
Inventories	41,562	17,379	-		58,941
Current portion of subscription acquisition costs	27,777	-	-		27,777
Current portion of broadcast rights	13,539	-	-		13,539
Other current assets	15,160	2,110	1,696	(a)	18,966
Total current assets	304,495	66,014	1,696		372,205
Property, plant and equipment	398,882	27,287	(22,587	) (b)	403,582
Less accumulated depreciation	(205,926)	(19,411)	19,411	(c)	(205,926)
Net property, plant and equipment	192,956	7,876	(3,176)		197,656
Subscription acquisition costs	24,722	-	-		24,722
Broadcast rights	7,096	-	-		7,096
Other assets	58,589	-	-		58,589
Intangibles, net	707,068	-	111,000	(d)	818,068
Goodwill	196,382	98,485	137,045	(e)	431,912
Total assets	$1,491,308	$172,375	$246,565		$1,910,248

Liabilities and Shareholders' Equity
(In thousand)
Current liabilities
Current portion of long-term debt	$125,000	$-	$-		$125,000
Current portion of long-term broadcast rights payable	18,676	-	-		18,676
Accounts payable	48,462	259	-		48,721
Accrued expenses	119,526	18,536	4,350	(f)	142,412
Current portion of unearned subscription revenues	127,416	40,499	-		167,915
Total current liabilities	439,080	59,294	4,350		502,724
Long-term debt	125,000	-	353,600	(g)	478,600
Long-term broadcast rights payable	17,208	-	-		17,208
Unearned subscription revenues	112,358	-	-		112,358
Deferred income taxes	93,929	584	1,112	(h)	95,625
Other noncurrent liabilities	51,906	-	-		51,906
Total liabilities	839,481	59,878	359,062		1,258,421
Shareholders' equity
Common stock	39,700	-	-		39,700
Class B stock	9,596	-	-		9,596
Other equity	602,531	112,497	(112,497	) (i)	602,531
Total shareholders' equity	651,827	112,497	(112,497)		651,827
Total liabilities and shareholders' equity	$1,491,308	$172,375	$246,565		$1,910,248

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The unaudited pro forma condensed consolidated balance sheet includes adjustments to:

(a)	Recognize deferred income tax assets relating to liabilities assumed in conjunction with management's restructuring plan pertaining to the acquired business.

(b)	State the acquired property, plant and equipment at fair market value.

(c)	Eliminate accumulated depreciation recorded by the G+J Consumer Titles.

(d)

Recognize the fair market value of identifiable intangible assets that were acquired. The amount of the adjustment is management's estimate pending completion of an independent third-party valuation and is comprised of $74.5 million for trade names, $16.0 million for subscriber relationships, $18.8 million for advertiser relationships, and $1.6 million for other miscellaneous intangible assets. Trade names have indefinite useful lives. Other identifiable intangible assets are expected to be amortized on a straight-line basis. Based on preliminary estimates of useful lives, management expects that subscriber relationships will be amortized over a period of 2 to 3 years, advertiser relationships over 7 years, and the other miscellaneous intangible assets over approximately 6 years.

(e)	Recognize goodwill based on an estimated cash purchase price of $353.6 million.

(f)	Recognize liabilities assumed in conjunction with management's restructuring plan pertaining to the acquired business.

(g)	Increase long-term debt by the estimated cash purchase price of $353.6 million.

(h)	Eliminate the deferred income taxes recognized by the G+J Consumer Titles and recognize deferred tax liabilities relating to the difference in bases of intangible assets for book and tax purposes.

(i)	Eliminate the divisional equity of the G+J Consumer Titles.

Meredith Corporation and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Earnings
Year Ended June 30, 2005
(In thousands, except per share data)	Meredith Historical June 30, 2005	G+J Consumer Titles Historical March 31, 2005	Pro Forma Adjustments		Meredith Pro Forma
Revenues
Advertising	$737,079	$177,961	$-		$915,040
Circulation	243,637	59,964	72,730	(a)	376,331
All other	240,573	5,087	-		245,660
Total revenues	1,221,289	243,012	72,730		1,537,031
Operating costs and expenses
Production, distribution and editorial	524,641	124,587	-		649,228
Selling, general and administrative	433,289	99,726	72,730	(a)	605,745
Depreciation and amortization	35,305	2,608	7,392	(b)	45,305
Total operating costs and expenses	993,235	226,921	80,122		1,300,278
Income from operations	228,054	16,091	(7,392)		236,753
Interest expense, net	19,002	-	16,500	(c)	35,502
Earnings before income taxes and cumulative effect of change in accounting principle	209,052	16,091	(23,892)		201,251
Income taxes	80,903	172	(3,191	) (d)	77,884
Earnings before cumulative effect of change in accounting principle	128,149	15,919	(20,701)		123,367
Cumulative effect of change in accounting principle, net of taxes	893	-	-		893
Net earnings	$129,042	$15,919	$(20,701)		$124,260

Basic earnings per share
Before cumulative effect of change in accounting principle	$2.57				$2.48
Cumulative effect of change in accounting principle	0.02				0.02
Basic earnings per share	$2.59				$2.50
Basic average shares outstanding	49,777				49,777

Diluted earnings per share
Before cumulative effect of change in accounting principle	$2.50				$2.41
Cumulative effect of change in accounting principle	0.02				0.02
Diluted earnings per share	$2.52				$2.43
Diluted average shares outstanding	51,220				51,220

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Earnings

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Earnings

The unaudited pro forma condensed consolidated statement of earnings includes adjustments to:

(a)

Present results for the G+J Consumer Titles in conformance with the Company's presentation. The G+J Consumer Titles recorded circulation revenues net of commissions paid to subscription agents whereas the Company reports gross circulation revenues and recognizes commissions paid to subscription agents as a selling expense.

(b)

Eliminate historical depreciation and amortization recognized by the G+J Consumer Titles and record depreciation and amortization on the tangible assets and definite-lived intangible assets acquired by the Company in its acquisition of the G+J Consumer Titles.

(c) Record interest expense on the long-term debt used by the Company to acquire the G+J Consumer Titles.

(d)

Eliminate historical income taxes recognized by the G+J Consumer Titles and record income tax expense at the Company's effective income tax rate on the incremental earnings before income taxes due to the acquisition of the G+J Consumer Titles on a pro forma basis.